Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2022 First Quarter Results

Updates Fiscal 2022 Sales and Earnings Expectations

Declares Quarterly Cash Dividend of $0.37 Per Share

OSHKOSH, Wis. (April 27, 2022) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported a fiscal 2022 first quarter net loss of $2.1 million, or $0.03 per diluted share, compared to net income of $99.6 million, or $1.44 per diluted share, for the three months ended March 31, 2021. Comparisons in this news release are to the three months ended March 31, 2021, unless otherwise noted.

Results for the first quarter of fiscal 2022 included a charge of $18.1 million associated with foreign anti-hybrid tax legislation as a result of comments made by taxing authorities of the applicable jurisdiction during the quarter. Results for the three months ended March 31, 2021 included after-tax charges of $2.5 million associated with restructuring actions in the Access Equipment segment and $0.2 million associated with business acquisition costs in the Defense segment. Excluding these charges, adjusted1 net income for the first quarter of fiscal 2022 and three months ended March 31, 2021 was $16.0 million, or $0.24 per diluted share, and $102.3 million, or $1.48 per diluted share, respectively.

Consolidated sales in the first quarter of fiscal 2022 increased 3.0 percent to $1.95 billion largely as a result of improved pricing and increased product content. Sales volume was relatively flat as increased shipments for access equipment in North America was offset by lower sales volumes in the Defense, Fire & Emergency and Commercial segments.

Consolidated operating income in the first quarter of fiscal 2022 decreased 79.2 percent to $29.3 million, or 1.5 percent of sales, compared to $140.8 million, or 7.5 percent of sales, for the three months ended March 31,

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

2021. The decrease was primarily due to higher material & logistics costs and higher manufacturing costs, due in part to parts shortages and labor challenges, offset in part by improved pricing and improved mix.

“I am proud of the efforts of Oshkosh team members who worked hard and demonstrated great resolve to overcome very challenging conditions in our first quarter,” said John C. Pfeifer, Oshkosh Corporation president and chief executive officer. “Commodity prices showed steady improvement in the first half of the quarter, but significantly reversed course following the Russian invasion of Ukraine as steel and aluminum costs as well as freight costs increased rapidly. Additionally, we continued to experience supply chain disruptions and elevated workforce turnover that remain macro issues affecting many industries. Despite these headwinds, we were able to achieve adjusted earnings per share of $0.24, which exceeded our expectations. In response to the further cost inflation we are facing, we implemented additional surcharges in our Access Equipment and Commercial segments as well as pricing actions in the Fire & Emergency segment. Looking ahead, we are encouraged by the extremely strong demand and high order rates across our business segments, as evidenced by an all-time record backlog of over $12 billion at quarter end.

“During the quarter, we were pleased to receive our first order from the U.S. Postal Service for its new Next Generation Delivery Vehicle (NGDV), which will transform the USPS’s fleet of aged delivery vehicles with our safety-enhancing, cutting edge NGDVs. The $3 billion order for 50,000 vehicles includes requirements for more than 10,000 battery electric vehicles. We look forward to delivering the initial production units to our customer in the back half of 2023.

“We also announced the acquisition of CartSeeker™, an autonomous technology that utilizes artificial intelligence-based recognition systems to enhance refuse collection services. We are planning to display this innovative technology at the Waste Expo show in Las Vegas in May.

“As a result of inflation, increased commodity and freight costs and supply chain disruptions intensified by recent COVID lockdowns in China, we are lowering our fiscal 2022 outlook for earnings per share to a range of $4.75 to $5.75 or adjusted earnings per share of $5.00 to $6.00. We remain confident in our ability to grow revenues and earnings as we navigate these headwinds and deliver on the orders in our significant backlog,” added Pfeifer.

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment sales for the first quarter of fiscal 2022 increased 19.6 percent to $883.1 million due to robust demand for access equipment in North America.

Access Equipment segment operating income in the first quarter of fiscal 2022 decreased 90.7 percent to $7.5 million, or 0.8 percent of sales, compared to $80.5 million, or 10.9 percent of sales, for the three months ended March 31, 2021. The decrease was primarily due to higher material & logistics costs and higher manufacturing costs, largely associated with the implementation of manufacturing initiatives, offset in part by the impact of the higher sales volume and higher pricing in response to the higher input costs.

Defense - Defense segment sales for the first quarter of fiscal 2022 decreased 12.9 percent to $535.6 million due to lower Family of Heavy Tactical Vehicle and Family of Medium Tactical Vehicle program volume as U.S. government funding for these programs has decreased in recent years.

Defense segment operating income in the first quarter of fiscal 2022 decreased 45.4 percent to $19.4 million, or 3.6 percent of sales, compared to $35.5 million, or 5.8 percent of sales, for the three months ended March 31, 2021. The decrease was due to the impact of the lower sales volume and unfavorable product mix, offset in part by the absence of inefficiencies associated with the establishment of an additional production line that were incurred during the three months ended March 31, 2021.

Fire & Emergency - Fire & Emergency segment sales for the first quarter of fiscal 2022 decreased 7.9 percent to $287.9 million due to lower aircraft rescue and firefighting vehicle sales volume as a large multi-unit award was recognized in sales during the three months ended March 31, 2021.

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

Fire & Emergency segment operating income in the first quarter of fiscal 2022 decreased 52.7 percent to $22.4 million, or 7.8 percent of sales, compared to $47.4 million, or 15.2 percent of sales, for the three months ended March 31, 2021. The decrease was due to higher material & logistics costs, the impact of the lower sales volume, and higher manufacturing costs associated with parts shortages and labor challenges, offset in part by higher pricing in response to the higher input costs.

Commercial - Commercial segment sales for the first quarter of fiscal 2022 increased 5.0 percent to $241.4 million due to a greater percentage of sales that included a third-party chassis and higher pricing in response to higher input costs, offset in part by lower sales volume as a result of supply chain challenges.

Commercial segment operating income in the first quarter of fiscal 2022 decreased 23.9 percent to $14.3 million, or 5.9 percent of sales, compared to $18.8 million, or 8.2 percent of sales, for the three months ended March 31, 2021. The decrease in operating results was largely due to higher material costs, the impact of the lower sales volume and higher manufacturing costs associated with parts shortages, offset in part by favorable product mix and improved pricing.

Corporate - Corporate costs in the first quarter of fiscal 2022 decreased $7.1 million to $34.3 million primarily due to lower incentive compensation accruals, lower healthcare costs, and lower share-based compensation expense, offset in part by higher corporate research & development investments and costs associated with the change in the Company’s fiscal year end.

Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of fiscal 2022 increased $0.4 million to $11.6 million.

Provision for Income Taxes - The Company recorded income tax expense in the first quarter of fiscal 2022 of $20.2 million, or 107.4 percent of pre-tax income, compared to $33.2 million, or 25.0 percent of pre-tax income for the three months ended March 31, 2021. The provision for income taxes in the first quarter of fiscal 2022 included a charge of $18.1 million related to taxes on previous income as the Company revised its interpretation of certain foreign anti-hybrid tax legislation based upon comments from the corresponding taxing authorities in the quarter.

Share repurchases - The Company repurchased 751,309 shares of Common Stock for $85.0 million during the first quarter of fiscal 2022.

Fiscal 2022 Expectations

The Company now expects its fiscal 2022 consolidated operating income to be in the range of $475 million to $560 million compared to its previous estimate of $545 million to $625 million.

The Company now expects its fiscal 2022 adjusted diluted earnings per share to be in the range of $5.00 to $6.00 compared to its previous estimate of $5.75 to $6.75.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.37 per share of Common Stock. The dividend will be payable on May 27, 2022 to shareholders of record as of May 13, 2022.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2022 first quarter results and its full-year fiscal 2022 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

Investor Day

The Company will host its Investor Day on Friday, May 6, 2022, beginning at 10 a.m. EDT. The event will accommodate in-person and virtual participation. Interested persons can register for the event in the Investor Relations section of the Company’s website and at the following address: https://oshkoshcorpinvestorday2022.q4ir.com/home/default.aspx.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor and freight costs; the Company’s ability to attract and retain production labor in a timely manner; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; the impacts of budget constraints facing the U.S. Postal Service and continuously changing demands for postal services; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives.

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™ and Pratt Miller. For more information, visit oshkoshcorp.com.
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®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$1,945.7	$1,889.0
Cost of sales	1,744.4	1,573.9
Gross income	201.3	315.1

Operating expenses:
Selling, general and administrative	169.2	172.0
Amortization of purchased intangibles	2.8	2.3
Total operating expenses	172.0	174.3
Operating income	29.3	140.8

Other income (expense):
Interest expense	(12.6)	(11.8)
Interest income	1.0	0.6
Miscellaneous, net	1.1	3.1
Income before income taxes and earnings (losses) of unconsolidated affiliates	18.8	132.7
Provision for income taxes	20.2	33.2
Income (loss) before earnings (losses) of unconsolidated affiliates	(1.4)	99.5
Equity in earnings (losses) of unconsolidated affiliates	(0.7)	0.1
Net income (loss)	$(2.1)	$99.6

Earnings (loss) per share:
Basic	$(0.03)	$1.45
Diluted	(0.03)	1.44

Basic weighted-average shares outstanding	66,394,041	68,513,419
Dilutive equity-based compensation awards	-	775,202
Diluted weighted-average shares outstanding	66,394,041	69,288,621

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$944.5	$995.7
Receivables, net	987.4	973.4
Unbilled receivables	514.3	440.8
Inventories, net	1,527.9	1,382.7
Income taxes receivable	255.2	250.3
Other current assets	64.5	71.7
Total current assets	4,293.8	4,114.6
Property, plant and equipment:
Property, plant and equipment	1,508.7	1,480.3
Accumulated depreciation	(905.0)	(887.1)
Property, plant and equipment, net	603.7	593.2
Goodwill	1,044.9	1,049.0
Purchased intangible assets, net	464.9	464.0
Deferred income taxes	130.9	111.5
Other long-term assets	436.3	389.5
Total assets	$6,974.5	$6,721.8

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$-	$-
Accounts payable	982.3	747.4
Customer advances	755.6	690.9
Payroll-related obligations	138.5	118.4
Income taxes payable	221.1	222.1
Other current liabilities	348.8	364.2
Total current liabilities	2,446.3	2,143.0
Long-term debt, less current maturities	594.4	819.0
Long-term customer advances	455.2	207.0
Other long-term liabilities	510.6	476.4
Commitments and contingencies
Shareholders’ equity	2,968.0	3,076.4
Total liabilities and shareholders’ equity	$6,974.5	$6,721.8

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income (loss)	$(2.1)	$99.6
Depreciation and amortization	26.4	21.7
Stock-based compensation expense	6.8	8.3
Deferred income taxes	1.0	3.8
(Gain) loss on sale of assets	(1.0)	(2.1)
Foreign currency transaction (gains) losses	(1.5)	(1.2)
Other non-cash adjustments	(0.6)	(0.2)
Changes in operating assets and liabilities	299.9	196.9
Net cash provided by operating activities	328.9	326.8

Investing activities:
Additions to property, plant and equipment	(26.1)	(16.7)
Additions to equipment held for rental	(1.9)	(2.2)
Acquisition of business, net of cash acquired	-	(112.1)
Proceeds from sale of equipment held for rental	3.2	5.1
Additions to supplier-owned tooling	(16.1)	-
Other investing activities	0.8	3.6
Net cash used by investing activities	(40.1)	(122.3)

Financing activities:
Repayments of debt	(225.0)	-
Debt issuance costs	(2.5)	-
Repurchases of Common Stock	(85.4)	-
Dividends paid	(24.5)	(22.7)
Proceeds from exercise of stock options	1.9	18.2
Other financing activities	(2.4)	(1.2)
Net cash used by financing activities	(337.9)	(5.7)

Effect of exchange rate changes on cash	(2.1)	(4.2)
Increase (decrease) in cash and cash equivalents	(51.2)	194.6
Cash and cash equivalents at beginning of period	995.7	898.6
Cash and cash equivalents at end of period	$944.5	$1,093.2

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended March 31,
	2022			2021
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$439.7	$-	$439.7	$358.2	$-	$358.2
Telehandlers	229.7	-	229.7	175.2	-	175.2
Other	213.6	0.1	213.7	203.2	1.6	204.8
Total Access Equipment	883.0	0.1	883.1	736.6	1.6	738.2

Defense	535.2	0.4	535.6	614.3	0.4	614.7

Fire & Emergency	286.5	1.4	287.9	308.7	3.8	312.5

Commercial
Refuse collection	129.3	-	129.3	104.4	-	104.4
Concrete mixers	85.1	-	85.1	97.3	-	97.3
Other	26.6	0.4	27.0	27.1	1.2	28.3
Total Commercial	241.0	0.4	241.4	228.8	1.2	230.0
Corporate and intersegment eliminations	-	(2.3)	(2.3)	0.6	(7.0)	(6.4)
	$1,945.7	$-	$1,945.7	$1,889.0	$-	$1,889.0

	Three Months Ended March 31,
	2022	2021
Operating income (loss):
Access Equipment	$7.5	$80.5
Defense	19.4	35.5
Fire & Emergency	22.4	47.4
Commercial	14.3	18.8
Corporate and intersegment eliminations	(34.3)	(41.4)
	$29.3	$140.8

	March 31,
	2022	2021
Period-end backlog:
Access Equipment	$3,959.0	$1,519.9
Defense	6,185.5	3,501.8
Fire & Emergency	1,923.9	1,267.1
Commercial	630.1	449.7
	$12,698.5	$6,738.5

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Oshkosh Corporation Reports Results for Fiscal 2022 First Quarter

April 27, 2022

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,
	2022	2021
Access Equipment segment operating income (GAAP)	$7.5	$80.5
Restructuring-related costs	-	2.2
Adjusted Access Equipment segment operating income (non-GAAP)	$7.5	$82.7

Defense segment operating income (GAAP)	$19.4	$35.5
Acquisition costs	-	0.3
Adjusted Defense segment operating income (non-GAAP)	$19.4	$35.8

Consolidated operating income (GAAP)	$29.3	$140.8
Restructuring-related costs	-	2.2
Acquisition costs	-	0.3
Adjusted consolidated operating income (non-GAAP)	$29.3	$143.3

Provision for income taxes (GAAP)	$20.2	$33.2
Income tax provision for restructuring-related costs	-	(0.3)
Income tax benefit of acquisition costs	-	0.1
Anti-hybrid tax on prior period income	(18.1)	-
Adjusted provision for income taxes (non-GAAP)	$2.1	$33.0

Net income (loss) (GAAP)	$(2.1)	$99.6
Restructuring-related costs, net of tax	-	2.5
Acquisition costs, net of tax	-	0.2
Anti-hybrid tax on prior period income	18.1	-
Adjusted net income (non-GAAP)	$16.0	$102.3

Earnings (loss) per share-diluted (GAAP)	$(0.03)	$1.44
Restructuring-related costs, net of tax	-	0.04
Acquisition costs, net of tax	-	-
Anti-hybrid tax on prior period income	0.27	-
Adjusted earnings per share-diluted (non-GAAP)	$0.24	$1.48

	Fiscal 2022 Expectations
	Low	High
Earnings per share-diluted (GAAP)	$4.75	$5.75
Charge for anti-hybrid tax on prior period income	0.25	0.25
Adjusted earnings per share-diluted (non-GAAP)	$5.00	$6.00

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